                                                                    Exhibit 99.1
                                                                            News
                                                                         Release

                 Amkor Technology Reports Second Quarter Results

             BUSINESS EXPECTED TO STRENGTHEN IN SECOND HALF OF YEAR

West Chester, PA. -- August 2, 2000 -- Amkor Technology, Inc. (Nasdaq: AMKR), the world's largest provider of contract semiconductor packaging and test services, reported financial results for the second quarter ended June 30, 2000. Revenues were $547 million, up 22 percent from $450 million in the second quarter of 1999. Assembly & test revenues were $463 million compared with $380 million in the second quarter of last year. Wafer fab revenues were $84 million compared with $70 million in the second quarter of 1999.

Net income before the amortization of goodwill and acquired intangibles was $51 million, or $0.33 per share, compared with $16 million, or $0.13 per share, for the year-ago period. Including amortization of goodwill and acquired intangibles net income was $31 million, or $0.20 per share, compared with $12 million, or $0.10 per share, for the second quarter of 1999. (See Note on Financial Presentation)

There were 158 million weighted average shares outstanding on a fully diluted basis for the second quarter of 2000 compared with 118 million weighted average fully diluted shares outstanding in the year-ago period. The increase principally relates to the private placement of common stock in April 2000, the issuance of convertible debt and the conversion of convertible subordinated notes.

The gross margin for the second quarter of 2000 rose to 22.7% from 19.6% in Q1 '00 and 14.8% in Q2 '99. The increase in second quarter gross margin reflects the positive impact of Amkor's May 1, 2000 acquisition of the K1, K2 & K3 factories from Anam Semiconductor (ASI).

Operating income rose sharply to $72 million from $29 million in the second quarter of 1999.

Second quarter EBITDA more than doubled, to $150 million from $68 million in Q2 '99. We have calculated EBITDA as earnings before income taxes; equity in income
(loss) of affiliates; foreign currency gain or loss; interest expense, net; depreciation and amortization. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles.

Assembly unit shipments rose 34% over the year-ago quarter and 2% over the first quarter of 2000. High end (advanced leadframe and laminate) products represented 62% of packaging and test revenues for the second quarter of 2000, compared to 59% in Q2 '99.

                                     -more-

Wafer fab sales reflected continued strong demand, primarily from Texas Instruments for digital signal processor wafers. The Anam foundry averaged approximately 24,000 wafer starts per month during the second quarter, as the fab continued to ramp toward a planned capacity of 30,000 wafers per month by the end of 2000.

For the first six months of 2000, revenues rose 27% to $1.1 billion from $870 million in the first six months of 1999. Net income before the amortization of goodwill and acquired intangibles was $98 million, or $0.67 per share, compared to $35 million, or $0.30 per share, for the year-ago period. Including amortization of goodwill and acquired intangibles net income was $68 million, or $0.47 per share, compared with $30 million, or $0.26 per share, for the first six months of 1999. EBITDA more than doubled, to $265 million from $129 million for the first six months of 1999.

"Our effective tax rate decreased to 15% in the second quarter, due to higher levels of profitability in entities that are subject to tax holidays," said Mr. Joyce. "We expect our tax rate to remain in the 15% - 17% range in the third and fourth quarters of 2000."

"This was a difficult quarter in some respects, but a very positive one in others," said John Boruch, Amkor's President. "In early May, we accomplished a critical strategic goal when we completed the acquisition of K1, K2 and K3. This transaction gives Amkor direct ownership of all our assembly and test factories, and should significantly enhance the profitability of our core operating business and provide substantial additional cash flow.

"K1, 2 & 3 have already been substantially integrated into Amkor's operating system, and the gross margin pickup is immediate," said Ken Joyce, Chief Financial Officer. "Prior to the acquisition, revenue from K1, 2 & 3 was subject to a contractual gross margin that in 1999 averaged approximately 11.5%. By contrast, for the period during Q2 2000 that we owned K1, 2 & 3, the gross margin for these three factories was more than 29%, and this was after deducting $9 million in goodwill and acquired intangibles in connection with the acquisition. We presently expect consolidated gross margin to be approximately 25% in the third quarter, principally reflecting a full quarter's benefit of this acquisition."

"Our ownership of K1, 2 & 3 has also had a dramatic impact on EBITDA, and we expect full year 2000 EBITDA to increase substantially from 1999 levels," continued Mr. Joyce.

"As we indicated in our June 27th news release, revenues for the quarter were around $30M below plan," said Mr. Boruch. "We attribute about a third of this variance to advanced wafer capacity limitations at some of our customer locations. Latest data indicates that wafer availability for these customers is improving.

                                     -more-

The remaining variance to plan is due to the combined impact of the wafer production shift out of chipsets by one of our largest customers and the loss of business in our P3 factory due to a laminate contamination issue. The contamination issue has been resolved and we are in a re-qualification process, which will take several months."

"Our outlook for the third quarter of 2000 calls for revenue to increase 10% to 12% over Q2 '00," said Mr. Joyce.

"The good news is that demand for advanced packaging technology is getting stronger," said Mr. Boruch. "We are designed into a number of key customer programs where Amkor's advanced technology is creating solutions that meet critical performance needs. In the area of Internet infrastructure, our high performance SBGA package has been widely accepted as a primary package of choice by many customers. This package family has also been widely designed into high-end entertainment equipment using advanced microprocessors. In support of leading edge analog applications, our MicroLeadFrame package family is beginning a steep production ramp up. Fast growth in the high end ASICS and FPGA markets are driving up demand for our Tape and Flex BGAs."

"Our System-in-package (SiP) initiative is progressing very well and holds exciting promise for 2001 and beyond," said Mr. Boruch. "We are in developmental or production stages on several SiP programs, including MultiMedia cards, RF Power amplifiers modules, fingerprint sensor modules and high-speed Internet switch modules. We are encouraged by the number of new opportunities presented by quality customers and expect significant production increases over the next several quarters".

"Amkor's VisionPak technology represents an attractive solution for integrating CMOS vision sensors into a reliable and cost effective package. We believe this packaging technology will either be adopted by, or help enable, a broad range of vision-related applications over the next few years. The forecast is very strong and production capability is being expanded rapidly," continued Mr. Boruch.

"The recent acquisition of Integra Technologies significantly expands our test resources and capabilities, particularly with respect to test development and conversion," said Mr. Boruch. "We have revamped our worldwide test organization to provide additional focus to our goal of providing 'one stop shopping' for our customers. Amkor is a very large test service provider.

                                     -more-

Our test floors in the Philippines and Korea encompass more than 200,000 square feet of test space and over 500 test systems. Amkor is also one of the leaders in offering massive parallel testing providing our customers with significant cost reduction opportunities. We see enormous opportunities in test and we are committed to capitalizing on them. Our current strong growth forecasts for test services is an indication that our focus is achieving positive results".

NOTE ON FINANCIAL PRESENTATION

For the three months ended June 30, 2000, amortization of goodwill and acquired intangibles consists of (1) $15 million of amortization of goodwill and other acquisition-related intangibles, which amount is included in cost of sales; and
(2) $5 million of amortization of the difference between the cost of our equity investment in ASI and our share of the underlying net assets, which amount is included in our equity income of investees. For the six months ended June 30, 2000, the above amortization was $21 million and $9 million, respectively.

This news release contains forward-looking statements - such as (1) our expectation that our tax rate will remain in the 15% - 17% range in the third and fourth quarters of 2000; (2) our expectations that the acquisition of K1, 2 & 3 should significantly enhance the profitability of our core operating business and provide substantial additional cash flow; (3) our expectation that gross margin will be approximately 25% in the third quarter of 2000; (4) our expectation that full year 2000 EBITDA will increase substantially from 1999 levels; (5) our belief that wafer availability is improving, and that die support will strengthen in the second half of the year ; (6) our expectation that Q3 '00 revenue will increase by 10% to 12% over Q2 '00; (7) our expectation that our system-in-package initiative will result in significant production increases over the next several quarters; and (8) our belief that our VisionPak technology will either be adopted by, or help enable, a broad range of vision-related applications over the next few years; - that involve risks and uncertainties. Actual results could differ materially from anticipated results for a variety of reasons, including increased competition; declines in average selling prices; the absence of backlog and the timing and volume of orders relative to production capacity; reliance on a small group of principal customers; dependence on raw material and equipment suppliers; difficulties in managing growth; and the results of ASI on an equity method of accounting basis. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended March 31, 2000.

                                     -more-

ABOUT AMKOR

Amkor Technology, Inc. is the world's largest provider of contract microelectronics manufacturing solutions. The company offers semiconductor companies and electronics OEMs a complete set of micro-electronics manufacturing services including deep submicron wafer fabrication, wafer probe testing, IC packaging design, assembly & testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http://www.amkor.com.

Contact:

Jeffrey Luth                                  Ken Jensen
VP Investor Relations                         Director, Marketing Communications
610-431-9600 ext. 5613                        480-821-2408 ext. 5130
jluth@amkor.com                               kjens@amkor.com


                               (tables to follow)

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                                 For the Three Months Ended           For the Six Months Ended
                                                                            June 30,                          June 30,
                                                                          (unaudited)                       (unaudited)
                                                                    2000              1999             2000              1999
                                                                    ----              ----             ----              ----
Net revenues                                                     $   547,036      $   449,925      $ 1,101,847      $   869,882

Cost of revenues--including purchases from ASI                       407,441          379,133          847,221          735,918
Amortization of goodwill & other acquired intangibles                 15,266            4,029           21,454            4,626
                                                                 -----------      -----------      -----------      -----------
   Total cost of revenues                                            422,707          383,162          868,675          740,544
                                                                 -----------      -----------      -----------      -----------

Gross profit                                                         124,329           66,763          233,172          129,338
                                                                 -----------      -----------      -----------      -----------
Operating expenses:
Selling, general and administrative                                   47,058           35,017           89,129           65,123
Research and development                                               4,872            2,843            8,243            5,094
                                                                 -----------      -----------      -----------      -----------
   Total operating expenses                                           51,930           37,860           97,372           70,217
                                                                 -----------      -----------      -----------      -----------
Operating income                                                      72,399           28,903          135,800           59,121
                                                                 -----------      -----------      -----------      -----------
Other (income) expense:
Interest expense, net                                                 29,428           10,799           44,857           12,434
Foreign currency loss                                                  1,756               98            2,592              404
Other expense(income), net                                              (322)           2,006            2,038            3,628
                                                                 -----------      -----------      -----------      -----------
   Total other expense                                                30,862           12,903           49,487           16,466
                                                                 -----------      -----------      -----------      -----------

Income before income taxes and equity in income of investees          41,537           16,000           86,313           42,655
Provision for income taxes                                            (6,230)          (4,480)         (15,186)         (12,210)
Equity in loss of investees                                           (4,371)               0           (3,035)               0
                                                                 -----------      -----------      -----------      -----------
Net income                                                       $    30,936      $    11,520      $    68,092      $    30,445
                                                                 ===========      ===========      ===========      ===========
Per Share Data:
Basic net income per common share                                $      0.21      $      0.10      $      0.49      $      0.26
                                                                 ===========      ===========      ===========      ===========
Diluted net income per common share                              $      0.20      $      0.10      $      0.47      $      0.26
                                                                 ===========      ===========      ===========      ===========
Shares used in computing basic net income
 per common share                                                    148,530          118,131          139,701          117,995
                                                                 ===========      ===========      ===========      ===========
Shares used in computing diluted net income
 per common share                                                    157,617          118,396          148,078          118,289
                                                                 ===========      ===========      ===========      ===========

                             AMKOR TECHNOLOGY, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME EXCLUDING
       AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
                      (in thousands, except per share data)

                                                                 For the Three Months Ended         For the Six Months Ended
                                                                           June 30,                          June 30,
                                                                         (unaudited)                       (unaudited)
                                                                     2000            1999             2000              1999
                                                                     ----            ----             ----              ----
Net revenues                                                     $   547,036      $   449,925      $ 1,101,847      $   869,882

Cost of revenues--including purchases from ASI                       407,441          379,133          847,221          735,918
                                                                 -----------      -----------      -----------      -----------

Gross profit                                                         139,595           70,792          254,626          133,964
                                                                 -----------      -----------      -----------      -----------

Operating expenses:
     Selling, general and administrative                              47,058           35,017           89,129           65,123
     Research and development                                          4,872            2,843            8,243            5,094
                                                                 -----------      -----------      -----------      -----------
          Total operating expenses                                    51,930           37,860           97,372           70,217
                                                                 -----------      -----------      -----------      -----------
Operating income                                                      87,665           32,932          157,254           63,747
                                                                 -----------      -----------      -----------      -----------

Other (income) expense:
     Interest expense, net                                            29,428           10,799           44,857           12,434
     Foreign currency loss                                             1,756               98            2,592              404
     Other expense(income), net                                         (322)           2,006            2,038            3,628
                                                                 -----------      -----------      -----------      -----------
          Total other expense                                         30,862           12,903           49,487           16,466
                                                                 -----------      -----------      -----------      -----------

Income before income taxes and equity in income of investees          56,803           20,029          107,767           47,281
Provision for income taxes                                            (6,230)          (4,480)         (15,186)         (12,210)
Equity in income of investees                                            559                0            5,495                0
                                                                 -----------      -----------      -----------      -----------
Net income                                                       $    51,132      $    15,549      $    98,076      $    35,071
                                                                 ===========      ===========      ===========      ===========

Per Share Data:
Basic net income per common share                                $      0.34      $      0.13      $      0.70      $      0.30
                                                                 ===========      ===========      ===========      ===========

Diluted net income per common share                              $      0.33      $      0.13      $      0.67      $      0.30
                                                                 ===========      ===========      ===========      ===========

Shares used in computing basic net income
 per common share                                                    148,530          118,131          139,701          117,995
                                                                 ===========      ===========      ===========      ===========

Shares used in computing diluted net income
 per common share                                                    157,617          118,396          148,078          118,289
                                                                 ===========      ===========      ===========      ===========

The above supplemental consolidated statements of income exclude the effects of the following:

         During the three months and six months ended June 30, 2000, the amortization of goodwill and other acquired intangibles excluded from cost of sales was $15.3 million and $21.5 million, respectively.

         During the three months and six months ended June 30, 1999, the amortization of goodwill excluded from cost of sales was $4.0 million and $4.6 million, respectively.

         During the three months and six months ended June 30, 2000, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income of investees was $4.9 million and $8.5 million, respectively.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                               June 30,      December 31,
                                                                                 2000            1999
                                                                                 ----            ----
                                                                              (unaudited)
                                     ASSETS
Current assets:
     Cash and cash equivalents...........................................     $  136,274     $   98,045
     Short-term investments..............................................             --        136,595
     Accounts receivable --
         Trade, net of allowance for doubtful accounts of $2,443.........        264,799        157,281
         Due from affiliates.............................................          2,778          6,278
         Other...........................................................          6,986          6,469
     Inventories.........................................................         93,327         91,465
     Other current assets................................................         23,684         11,117
                                                                              ----------     ----------
              Total current assets.......................................        527,848        507,250
                                                                              ----------     ----------
Property, plant and equipment, net.......................................      1,428,187        859,768
                                                                              ----------     ----------
Investments   ...........................................................        399,227         63,672
                                                                              ----------     ----------
Other assets:
     Due from affiliates.................................................         27,181         27,858
     Goodwill ...........................................................        713,163        232,350
     Other    ...........................................................        286,082         64,191
                                                                              ----------     ----------
                                                                               1,026,426        324,399
                                                                              ----------     ----------
              Total assets...............................................     $3,381,688     $1,755,089
                                                                              ==========     ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Bank overdraft......................................................     $   28,169     $   16,209
     Short-term borrowings and current portion of long-term debt.........         73,579          6,465
     Trade accounts payable..............................................        182,036        122,147
     Due to affiliates...................................................         37,683         37,913
     Accrued expenses....................................................        104,355         88,577
     Accrued income taxes................................................         45,245         41,587
                                                                              ----------     ----------
              Total current liabilities..................................        471,067        312,898
Long-term debt...........................................................      1,642,076        687,456
Other noncurrent liabilities.............................................         44,585         16,994
                                                                              ----------     ----------
              Total liabilities..........................................      2,157,728      1,017,348
                                                                              ----------     ----------

Commitments and contingencies

Stockholders' Equity:
     Common stock........................................................            152            131
     Additional paid-in capital..........................................        970,087        551,964
     Retained earnings...................................................        257,825        189,733
     Receivable from stockholder.........................................         (3,276)        (3,276)
     Accumulated other comprehensive income..............................           (828)          (811)
                                                                              ----------     ----------
              Total stockholders' equity.................................      1,223,960        737,741
                                                                              ----------     ----------
              Total liabilities and stockholders' equity.................     $3,381,688     $1,755,089
                                                                              ==========     ==========